ADTRAN NAMES DANNY WINDHAM AS DIRECTOR TO REPLACE DEPARTING BOARD MEMBER

HUNTSVILLE, Ala.--(BUSINESS WIRE)—Jan. 27, 2006--ADTRAN, Inc. (NASDAQ:ADTN - News) ADTRAN, Inc. announced that at its Board meeting on January 23, 2006, the Board accepted the resignation of Richard A. Anderson as a director and appointed Danny J. Windham to fill the vacancy created by Mr. Anderson's resignation. Mr. Windham is President, Chief Operating Officer and Secretary of ADTRAN. Mr. Anderson is Vice Chairman - Planning and Administration of BellSouth Corporation.

ADTRAN Chief Executive Officer Tom Stanton stated, "We have benefited greatly from Mr. Anderson’s contributions and thank him for his years of service on our Board. With Mr. Windham’s many years of experience in the industry and at ADTRAN, we look forward to his increased involvement."

ADTRAN, Inc. is one of the world’s most successful network access equipment suppliers, with an 18-year history of profitability and a portfolio of more than 1,300 solutions for use in the last mile of today’s telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended September 30, 2005. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT:
Jim Matthews
Senior Vice President/CFO
256-963-8775

INVESTOR SERVICES/ASSISTANCE:
Gayle Ellis
256-963-8220